THE ALLIANCEBERNSTEIN POOLING PORTFOLIOS

                                 AMENDMENT NO. 3

                       AGREEMENT AND DECLARATION OF TRUST


     The undersigned, being at least a majority of the duly elected and qualified Trustees of The AllianceBernstein Pooling Portfolios, a Massachusetts business trust, created and existing under an Agreement and Declaration of Trust dated November 11, 2004, as amended (the "Agreement"), a copy of which is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, do hereby direct that this Amendment No. 3 be filed with the Secretary of State of The Commonwealth of Massachusetts and do hereby amend to read in its entirety the first sentence of Section 1 of Article III of the Agreement as follows:

      "The beneficial interest in the Trust shall at all times be divided into an unlimited number of Shares, with $0.00001 par value per Share."

     The foregoing amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument, and shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.


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     IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

         /s/ Ruth Block                              Date:
         --------------
         Ruth Block

         /s /David H. Dievler                        Date:
         ---------------------
         David H. Dievler

         /s/ John H. Dobkin                          Date:
         ------------------
         John H. Dobkin

         /s/ Michael J. Downey                       Date:
         ---------------------
         Michael J. Downey

         /s/ William H. Foulk, Jr.                   Date:
         -------------------------
         William H. Foulk, Jr.

         /s/ Marc O. Mayer                           Date:
         -----------------
         Marc O. Mayer






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